Exhibit 99.1

NEWS

From Beacon Roofing Supply, Inc., Herndon, VA	For Use Upon Receipt

Beacon Roofing Supply Announces the Retirements of Directors James J. Gaffney and Wilson B. (“Rusty”) Sexton

HERNDON, VA, December 2, 2015 (BUSINESS WIRE) -- Beacon Roofing Supply, Inc. (Nasdaq: BECN) ("Beacon") announced today the retirements of long-time Directors James J. Gaffney and Wilson B. (“Rusty”) Sexton. Both will retire on February 9, 2016 at the expiration of their current terms.

Mr. Gaffney, 75, is the longest-serving independent Director on Beacon’s Board of Directors, having joined the Board in July 2004. He previously served as Chairman of Beacon’s Audit and Compensation Committees and retires as the Chairman of Beacon’s Nominating and Corporate Governance Committee. From 1998 through 2003, Mr. Gaffney served as Vice Chairman of the Board of Viking Pacific Holdings, Ltd. and Chairman of the Board of Vermont Investments, Ltd., a New Zealand-based conglomerate, and provided consulting services to GS Capital Partners II, L.P. (a private investment fund affiliated with Water Street Corporate Recovery Fund I, L.P. and Goldman, Sachs & Co.), and other affiliated investment funds. Mr. Gaffney also previously served as Chairman of the Board of Directors of Imperial Sugar Company. He presently serves on public boards as a director of Pool Corporation and Armstrong World Industries, Inc.

Mr. Sexton, 79, joined Beacon’s Board of Directors just a few months after Mr. Gaffney, in October 2004. He has served continuously throughout his tenure on Beacon’s Audit and Compensation Committees. Mr. Sexton has been the Chairman of the Board and a director of Pool Corporation since 1993. From January 1999 to May 2001, Mr. Sexton also served as Chief Executive Officer of Pool Corporation. Mr. Sexton also serves as a board member of Houston Wire and Cable Co.

Robert R. Buck, Beacon’s Chairman of the Board, emphasized the dedicated service of both Messrs. Gaffney and Sexton and stated: "for over a decade, both Jim and Rusty have provided tremendous leadership and guidance to our Board of Directors. They dutifully have served on all of our Board Committees and, with over a century of private and public company experience between them, have provided expert advice on every matter that has come before our Board. Our employees and shareholders have benefitted greatly from their contributions and our entire Board of Directors will miss their participation in our future meetings.”

Mr. Gaffney stated: “it has been my great pleasure to serve on Beacon’s Board of Directors and to have had the opportunity to contribute to Beacon’s growth and success. Beacon has a dedicated and hardworking workforce, great leadership, and a solid platform to lead the roofing industry consolidation. I look forward to watching Beacon continue to grow and add shareholder value for many years to come.” Mr. Sexton added: “I greatly enjoyed serving on Beacon’s Board of Directors. Although I will miss participating in future Board meetings, I am confident that Beacon will continue to reach new heights through the dedication and hard work of its great employees and leadership team. There is inherent strength in the roofing distribution industry and I leave Beacon well-positioned to capitalize on industry opportunities and benefit shareholders. Beacon’s future is very bright.”

About Beacon Roofing Supply, Inc.

Founded in 1928, Beacon Roofing Supply, Inc. (NASDAQ: BECN) is the largest publicly traded distributor of residential and commercial roofing materials and complementary building products, operating 360 branches throughout 45 states in the U.S. and six provinces in Canada. To learn more about Beacon and its family of regional brands, please visit www.becn.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Beacon Roofing Supply Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year.

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